Exhibit 5.9

Trinseo Materials Operating S.C.A.	Homburger AG
Trinseo Materials Finance, Inc.	Prime Tower
1000 Chesterbrook Boulevard, Suite 3000	Hardstrasse 201 | CH-8005 Zurich
Berwyn, Pennsylvania 19312 United States	P.O. Box 314 | CH-8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

September 30, 2013 LAC | FRJ

315979 | FRJ | 000141.docx

Styron Europe GmbH – Swiss Guarantor of USD 1,325,000,000 8.750% Senior Secured Exchange Notes

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Styron Europe GmbH (the Swiss Guarantor) in connection with its guarantee of the USD 1,325,000,000 8.750% Senior Secured Exchange Notes due 2019 (the Exchange Notes) to be issued in connection with an exchange offer to be made by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the Commission) on the date hereof (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act). The obligations under the Exchange Notes will be guaranteed (the Guarantees) by the Swiss Guarantor and other guarantors under the indenture dated as of January 29, 2013 (the Indenture), by and among the Issuers, the Guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (the Trustee) and a second supplemental indenture dated as of May 10, 2013, by and among the Issuers, the Guarantors party thereto and the Trustee (the Supplemental Indenture). The Exchange Notes and Guarantees are to be issued in exchange for and in replacement of the outstanding USD 1,325,000,000 aggregate principal amount of 8.750% Senior Secured Notes due 2019 and the guarantees thereof.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined the following documents (collectively, the Documents):

(i)	an electronic copy of the executed Registration Statement;

(ii)	an electronic copy of the executed Indenture;

(iii)	an electronic copy of the executed Supplemental Indenture,

(documents (i) through (iii), the Transaction Documents);

(iv)	a certified copy of the articles of incorporation (Statuten) of the Swiss Guarantor, in their version dated as of July 20, 2010 and certified as of August 26, 2013 (the Articles);

(v)	a certified copy from the Commercial Register of the Canton of Zurich in relation to the Swiss Guarantor, certified as of August 26, 2013 (the Excerpt);

(vi)	an electronic copy of the resolution by the managing officers of the Swiss Guarantor dated as of May 8, 2013 (the Managing Officers Resolution); and

(vii)	an electronic copy of the resolution by the quotaholder of the Swiss Guarantor dated as of April 25, 2013 (the Quotaholder Resolution, and together with the Managing Officers Resolution, the Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

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II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	except as expressly opined upon herein, all information contained in the Documents is, and all material statements made to us in connection with the Documents are, true and accurate;

(d)	the Indenture and the Supplemental Indenture are within the capacity and power of, have been duly authorized, executed and delivered by, and are binding on, all parties thereto other than the Swiss Guarantor;

(e)	the parties to the Indenture (other than the Swiss Guarantor) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(f)	the Swiss Guarantor is solvent at the time it executes the Indenture;

(g)	as far as any obligation under the Indenture is required to be performed in, or by a party organized under the laws of, any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(h)	all representations and warranties and confirmations set forth in the Transaction Documents are and at all relevant times will be true and accurate;

(i)	the Excerpt is correct, complete and up-to-date, and the Articles are in full force and effect and have not been amended;

(j)	the parties to Indenture entered into the Indenture for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party; and

(k)	the Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, and (iii) are in full force and effect.

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III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.	The Swiss Guarantor is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.

2.	The Transaction Documents and the performance by the Swiss Guarantor of its obligations thereunder have been duly authorized by the Swiss Guarantor.

3.	The execution and delivery by the Swiss Guarantor of the Transaction Documents and the performance by the Swiss Guarantor of its obligations under the Transaction Documents do not violate (a) the Articles, or (b) any mandatory provisions of the laws of Switzerland applicable to the Swiss Guarantor that in our experience are normally applicable to general business corporations in relation to transactions of the type contemplated by the Transaction Documents.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	As a matter of Swiss corporate law, the validity and enforceability of (i) any security, guarantee, indemnity or other obligation of the Swiss Guarantor for, or with respect to, any obligation of any other obligor (except for any obligor that is a direct or indirect subsidiary of the Swiss Guarantor) or (ii) any other up-stream or cross-stream benefit granted by the Swiss Guarantor (including by means of a waiver of set-off, subrogation or other rights and by virtue of the use of other instruments or cash collateral) may be limited to the freely disposable shareholders’ equity of the Swiss Guarantor. Such freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the amount of the Swiss Guarantor’s total shareholder equity less the total of (x) its aggregate share capital and (y) its statutory reserves not available for distribution (including reserves for own shares and revaluations as well as paid-in capital surplus), and we note that further corporate actions (including managing officers resolutions and unanimous quotaholder resolutions) may need to be taken. In addition, Swiss federal withholding tax of 35 percent may be required to be deducted from payments under a guarantee, indemnity or other obligation by the Swiss Guarantor for, or with respect to, any obligation of any other obligor (except for any obligor that is a direct or indirect subsidiary of the Swiss Guarantor) if the Swiss Federal Tax Administration deems such payment a dividend or similar distribution.

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(c)	We express no opinion on the legality, validity or enforceability of any of the provisions of Indenture or the performance of the obligations assumed by the Swiss Obligors thereunder.

(d)	Further, we express no opinion as to banking, tax or insurance regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

(e)	In making references to the terms of the Transaction Documents, no opinion is expressed as to whether and to what extent these are sufficiently specified or leave room for interpretation which may, as the case may be, become a matter of the discretion of the courts.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

This opinion may be relied upon by you in your respective capacity as set forth in the Indenture in connection with the matters set forth herein. Furthermore, this opinion may be relied on by Reed Smith LLP in connection with its opinion dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

No other person may rely on this opinion for any purpose. Without our prior written consent, this opinion may not (in full or in part) be copied, furnished or quoted to any other person except (i) your advisors and representatives in connection with the matters set forth herein and (ii) in a court of law or in connection with mounting a defense in any legal proceedings. None of the contents of this opinion may be made public without our prior written consent, provided, however, it may filed with the Commission as Exhibit 5.9 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

Sincerely yours,
HOMBURGER AG

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